Shareholder Response Summary Report
                           The Jensen Portfolio, Inc.
                                  July 14, 2003

On July 14, 2003, a Special Meeting of Shareholders of The Jensen Portfolio, Inc. (the "Fund"), was held (1) to approve the Amended and Restated Articles of Incorporation for the Fund to provide for classification of shares, and (2) to approve the Amended and Restated Distribution and Shareholder Servicing Plan for the Fund shares pursuant to Rule 12b-1 under the Investment Company Act of 1940.

The results of the voting were as follows:

1. To approve the Amended and Restated Articles of Incorporation for the Fund to provide for classification of shares.

                                 % of Outstanding   % of Shares
                 No. of Shares       Shares           Present
                 --------------- ---------------  ----------------
    Affirmative  35,830,905.659         51.773%           94.367%
    Against       1,514,991.460          2.190%            3.990%
    Abstain         623,769.157          0.901%            1.643%

    Total        37,969,666.276         54.864%          100.000%

2. To approve the Amended and Restated Distribution and Shareholder Servicing Plan for the Fund shares pursuant to Rule 12b-1 under the Investment Company Act of 1940.

                                 % of Outstanding   % of Shares
                 No. of Shares       Shares           Present
                 --------------- ---------------  ----------------
    Affirmative  35,455,808.029         51.231%           93.379%
    Against       1,833,872.123          2.650%            4.830%
    Abstain         679,989.124          0.983%            1.791%

    Total        37,969,669.276         54.864%          100.000%